Exhibit 99.1
Riley Permian Reports First Quarter 2023 Results

OKLAHOMA CITY, May 8, 2023 -- Riley Exploration Permian, Inc. (NYSE American: REPX) (“Riley Permian” or the “Company”), today reported financial and operating results for the first quarter ended March 31, 2023.

FIRST QUARTER 2023 HIGHLIGHTS
•Averaged oil production of 9.9 MBbls/d, representing an increase of 32% as compared year-over-year to the first quarter 2022, driven solely by organic growth
•Reported net income of $32 million, or $1.60 per diluted share, which includes $11 million of non-cash gain on derivative contracts and income from operations of $36 million
•Generated $44 million of Adjusted EBITDAX(1) and $33 million of operating cash flow
•Incurred total accrual (activity-based) capital expenditures before acquisitions of $42 million and total cash capital expenditures before acquisitions of $35 million
•Formed a joint venture to build a new power infrastructure for onsite generation using produced natural gas
•Closed a previously announced a transformative acquisition of oil and natural gas assets in New Mexico in April
•Paid dividends of $0.34 per share in the first quarter for a total of $7 million

Subsequent to quarter end and as previously disclosed, in April 2023, Riley Permian completed its acquisition of oil and natural gas assets (the “New Mexico Acquisition”), which are located in Eddy County and primarily target the Yeso trend.

“The Company remains focused on optimizing our core business, and the positive results of the first quarter of 2023 reinforce this objective. Despite extensive attention given to the successful completion of the New Mexico Acquisition, we met our previously announced guidance for operations and financials for the quarter. The New Mexico Acquisition marks a major milestone for the Company, and we are excited about the opportunities it brings for long-term growth and value creation for our shareholders,” said Riley Permian Chairman and CEO, Bobby Riley.

Mr. Riley continued, “In addition to the ongoing development of our core assets, we have commenced development activities on the acquired New Mexico assets with plans to bring on additional wells early in the third quarter.”

___________________
(1)A non-GAAP financial measure as defined and reconciled in the supplemental financial tables available on the Company’s website at www.rileypermian.com.

Exhibit 99.1

Selected Operating and Financial Data
(Unaudited)
	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Select Financial Data (in thousands):
Oil and natural gas sales, net	$66,412	$77,446	$66,645
Net income (loss)	$31,851	$26,807	$(7,168)
Adjusted EBITDAX(1)	$43,508	$45,876	$34,439

Production Data, net:
Oil (MBbls)	893	916	675
Natural gas (MMcf)	949	990	682
Natural gas liquids (MBbls)	134	141	93
Total (MBoe)	1,185	1,222	881

Daily combined volumes (Boe/d)	13,169	13,283	9,791
Daily oil volumes (Bbls/d)	9,922	9,957	7,497

Average Realized Prices:
Oil ($ per Bbl)	$72.76	$80.60	$92.44
Natural gas ($ per Mcf)	0.55	1.92	2.62
Natural gas liquids ($ per Bbl)	6.83	12.10	26.71
Total average price ($ per Boe)	$56.04	$63.38	$75.63

Average Realized Prices, including the effects of derivative settlements(2):
Oil ($ per Bbl)	$67.06	$67.02	$66.60
Natural gas ($ per Mcf)	0.55	0.28	1.25
Natural gas liquids ($ per Bbl)(3)	6.83	12.10	26.71
Total average price ($ per Boe)	$51.74	$51.87	$54.78

Cash Costs ($ per Boe)(1)	$16.02	$13.77	$16.46
Cash Margin ($ per Boe)(1)	$40.02	$49.61	$59.17
Cash Margin, including derivative settlements ($ per Boe)(1)	$35.72	$38.10	$38.32

_____________________
(1)A non-GAAP financial measure as defined in the supplemental financial tables available on the Company’s website at www.rileypermian.com.
(2)The Company's calculation of the effects of derivative settlements includes losses on the settlement of its commodity derivative contracts. These losses are included under other income (expense) on the Company’s condensed consolidated statements of operations.
(3)During the periods presented, the Company did not have any NGL derivative contracts in place.

Exhibit 99.1
OPERATIONS AND DEVELOPMENT ACTIVITY UPDATE
Riley Permian averaged oil production of 9.9 MBbls per day for the three months ended March 31, 2023, representing an increase of 32% as compared year-over-year to the first quarter 2022 and effectively consistent with the fourth quarter of 2022. The Company averaged total equivalent production of 13.2 MBoe per day for the first quarter, an increase of 34% as compared to the same period in 2022 and consistent with the fourth quarter of 2022. Adverse weather during February 2023 limited workover activity, which modestly impacted production. Production data for the first quarter of 2023 represents legacy operations only and was not impacted by the New Mexico Acquisition that closed in April 2023.

The Company turned to sales 7 gross (5.3 net) horizontal wells during the first quarter 2023, the majority of which came online later in the quarter. The Company incurred $42 million in total accrued capital expenditures before acquisitions for the first quarter, 11% lower than the Company’s previously released midpoint guidance. The lower than anticipated accrued capital expenditures were driven primarily by deferred activity, which will be conducted during the second quarter of 2023. The overall high level of development activity was anticipated and resulted from fulfilling previous drilling and completion commitments, which had been secured during 2022. On a cash basis, the Company had total capital expenditures before acquisitions of $35 million for the quarter.

During the first quarter of 2023, the Company formed a joint venture with Conduit Power, LLC that will own and operate on-site power generation utilizing produced natural gas to power Riley Permian's operations in Yoakum County, Texas. Phase 1 equipment has been ordered and initial construction began in April 2023. The Company is targeting an in-service date for Phase 1 for the second half of the third quarter 2023.

FINANCIAL RESULTS
For the three months ended March 31, 2023, the Company reported net income of $32 million, or $1.60 per diluted share, and Adjusted Net Income(1) of $25 million, or $1.26 per diluted share. The Company generated Adjusted EBITDAX(1) of $44 million, operating cash flow of $33 million and Free Cash Flow(1) of $2 million.

First quarter 2023 average realized prices, before derivative settlements were $72.76 per barrel of oil, $0.55 per Mcf of natural gas and $6.83 per barrel of natural gas liquids. Quarter-over-quarter, realized prices declined by 10% for oil, 71% for natural gas, and 44% for natural gas liquids. Oil represented 97% of first quarter revenue. Total oil and natural gas sales revenue, net of derivative settlements, was $61 million, a decrease of $2 million or 3% over the fourth quarter of 2022. The Company reported a $6 million gain on derivatives, which includes a $5 million loss on settlements and a $11 million non-cash gain due to changes in the fair value of derivatives.

Riley Permian's total Cash Costs(1) for the first quarter of 2023 were $19 million, or $16.02 per Boe. Lease operating expense (“LOE”) was $9 million, or $7.49 per Boe, which is 12% lower than midpoint guidance and 3% below the average for full-year 2022. Cash G&A expense(1) was $5 million, or $4.20 per Boe, which is within the guidance range and 7% above the average on a per boe basis for full-year 2022. Interest expense was $1 million or $0.86 per Boe, which reflects higher rates and increased borrowings related to the deposit for the New Mexico Acquisition. Additionally, interest expense in the fourth quarter of 2022 was offset by a $1.5 million favorable settlement related to the termination of the Company’s interest rate swap.

In conjunction with the formation of the power infrastructure joint venture, the Company invested approximately $2 million in cash during the first quarter of 2023, in addition to contributing assets valued at $2 million to the joint venture, which had been previously funded by the Company during the fourth quarter of 2022.

During the first quarter 2023, the Company paid a cash dividend of $7 million. Subsequent to the quarter end, the Company declared a cash dividend of $0.34 per share, payable in May 2023.

As of March 31, 2023, the Company had $89 million drawn on its credit facility, reflecting a drawdown of $33 million during the first quarter. The drawdown was used to fund the deposit for the New Mexico Acquisition.

_________________
(1)A non-GAAP financial measure as defined and reconciled in the supplemental financial tables available on the Company’s website at www.rileypermian.com.
4

Exhibit 99.1
NEW MEXICO ACQUISITION
As noted previously, the New Mexico Acquisition successfully closed in April 2023. The closing process and transition efforts to date have proceeded as planned. The Company is currently operating the assets in conjunction with the prior operator pursuant to the terms of a transitional service agreement. The Company has hired a combination of field and office personnel to adequately service the new assets.

We estimate production from the New Mexico Acquisition averaged approximately 4.1 MBbls per day and 7.2 MBoe per day during the first quarter of 2023 based upon the seller’s production records. This production was not included in Riley Permian’s reported production for the first quarter and was instead part of the purchase price adjustment at closing and subsequent settlement statements.

Upon taking ownership, Riley Permian began development activity with drilling our first horizontal well in the area. The Company anticipates drilling 3-4 gross operated wells in New Mexico during the second quarter 2023, with such wells forecasted to turn to sales early in the third quarter.

In April 2023 and in conjunction with the closing of the New Mexico Acquisition, the Company amended the credit facility to, among other things, increase the borrowing base to $325 million. The Company also issued $200 million of senior unsecured notes upon closing, whose net proceeds along with borrowings under the credit facility, were used to fund the closing of the New Mexico Acquisition and related expenses.

Exhibit 99.1
FULL-YEAR 2023 OUTLOOK AND GUIDANCE
Riley Permian is providing 2023 guidance based on currently scheduled development activity and current market conditions. Beginning with the second quarter, the Company will realize production and financial results for the New Mexico Acquisition given the closing in early April 2023. We forecast modest declines in the New Mexico production during the second quarter, with new development wells forecasted to turn to sales early in the third quarter. For the legacy assets, and excluding the New Mexico Acquisition assets, the Company forecasts double-digit percentage production growth in the second quarter compared to the first quarter, as a result of extensive first quarter development activity. Full-year 2023 guidance remains unchanged from previously disclosed figures.

Activity and Investing Guidance	Q2 2023	Full-Year 2023 (1) (Reporting)

Texas Activity
Gross operated wells drilled	2 - 4	13 - 15
Average working interest on gross operated wells drilled	98% - 100%	98% - 99%

New Mexico Activity
Gross operated wells drilled	3 - 4	7 - 9
Average working interest on gross operated wells drilled	86% - 90%	90% - 97%

Investing Expenditures by Category (Accrual, in millions)
E&P(2)	$47 - 56	$150 - 165
Joint Venture investment	$3 - 4	$10 - 15
Total	$50 - 60	$160 - 180

E&P Capital Expenditures by Region(2) (Accrual)
Texas	54% - 64%	65% - 75%
New Mexico	46% - 36%	35% - 25%

__________________
(1)Full-year 2023 guidance information here reflects Riley Permian with the New Mexico Acquisition for the second, third and fourth quarters of 2023 as the New Mexico Acquisition closed in April 2023.
(2)Expenditures are before acquisitions.

Exhibit 99.1
FULL-YEAR 2023 OUTLOOK AND GUIDANCE, Continued

Production, Realizations and Cost Guidance	Q2 2023	Full-Year 2023 (1) (Reporting)

Net Production
Total (MBoe/d)	20.0 - 21.0	18.4 - 19.2
Oil (MBbl/d)	14.0 - 15.0	12.8 - 13.4

Oil (%)	70% - 71%	70% - 71%
Natural gas (%)	16% - 14%	16% - 15%
NGL (%)	14% - 15%	14%

Basis Differentials and Fees
Oil ($ per Bbl)	($3.90) - (2.90)	($3.90) - (2.90)
Natural gas ($ per Mcf)	($2.70) - (2.10)	($2.70) - (2.10)
NGL (% of WTI)	10% - 14%	10% - 14%

Operating and Corporate Costs
Lease operating expense, including workover expense ($ per Boe)	$8.00 - 9.00	$8.00 - 9.00
Production tax (% of revenue)	6.0% - 8.0%	6.0% - 8.0%
Cash G&A(2) ($ per Boe)	$3.00 - 3.50	$3.00 - 3.50

Cash payments for income taxes ($ in millions)	$3.0 - 4.0	$6.0 - 8.0

_______________
(1)Full-year 2023 guidance information here reflects Riley Permian with the New Mexico Acquisition for the second, third and fourth quarters of 2023 as the New Mexico Acquisition closed in April 2023.
(2)A non-GAAP financial measure as defined and reconciled in the supplemental financial tables available on the Company’s website at www.rileypermian.com.

Exhibit 99.1
CONFERENCE CALL
Riley Permian management will host a conference call for investors and analysts on May 9, 2023 at 9:00 a.m. CT to discuss the Company's results. Interested parties are invited to participate by calling:
•U.S./Canada Toll Free, (888) 330-2214
•International, +1 (646) 960-0161
•Conference ID number 5405646

An updated company presentation, which will include certain items to be discussed on the call, will be posted prior to the call on the Company's website (www.rileypermian.com). A replay of the call will be available until May 23, 2023 by calling:
•(800) 770-2030 or (647) 362-9199
•Conference ID number 5405646

About Riley Exploration Permian, Inc.
Riley Permian is a growth-oriented, independent oil and natural gas company focused on the acquisition, exploration, development and production of oil, natural gas and natural gas liquids. For more information, please visit www.rileypermian.com.

Investor Contact:
Rick D'Angelo
405-438-0126
IR@rileypermian.com

Exhibit 99.1

Cautionary Statement Regarding Forward Looking Information
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, need for financing, competitive position and potential growth opportunities. Our forward-looking statements do not consider the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “intends,” “may,” “should,” “anticipates,” “expects,” “could,” “plans,” “estimates,” “projects,” “targets,” “forecasts” or comparable terminology or by discussions of strategy or trends. You should not place undue reliance on these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied by the forward-looking statements.
Among the factors that could cause actual future results to differ materially are the risks and uncertainties the Company is exposed to. While it is not possible to identify all factors, we continue to face many risks and uncertainties including, but not limited to: the volatility of oil, natural gas and NGL prices; regional supply and demand factors, any delays, curtailment delays or interruptions of production, and any governmental order, rule or regulation that may impose production limits; cost and availability of gathering, pipeline, refining, transportation and other midstream and downstream activities; severe weather and other risks that lead to a lack of any available markets; our ability to successfully complete mergers, acquisitions and divestitures; the inability or failure of the Company to successfully integrate the acquired assets into its operations and development activities; the potential delays in the development, construction or start-up of planned projects; the risk that the Company's EOR project may not perform as expected or produce the anticipated benefits; risks relating to our operations, including development drilling and testing results and performance of acquired properties and newly drilled wells; any reduction in our borrowing base on our revolving credit facility from time to time and our ability to repay any excess borrowings as a result of such reduction; the impact of our derivative strategy and the results of future settlement; our ability to comply with the financial covenants contained in our credit agreement; conditions in the capital, financial and credit markets and our ability to obtain capital needed for development and exploration operations on favorable terms or at all; the loss of certain tax deductions; risks associated with executing our business strategy, including any changes in our strategy; inability to prove up undeveloped acreage and maintain production on leases; risks associated with concentration of operations in one major geographic area; legislative or regulatory changes, including initiatives related to hydraulic fracturing, emissions, and disposal of produced water, which may be negatively impacted by regulation or legislation; the ability to receive drilling and other permits or approvals and rights-of-way in a timely manner (or at all), which may be restricted by governmental regulation and legislation; restrictions on the use of water, including limits on the use of produced water and a moratorium on new produced water well permits recently imposed by the RRC in an effort to control induced seismicity in the Permian Basin; changes in government environmental policies and other environmental risks; the availability of drilling equipment and the timing of production; tax consequences of business transactions; public health crisis, such as pandemics and epidemics, and any related government policies and actions and the effects of such public health crises on the oil and natural gas industry, pricing and demand for oil and natural gas and supply chain logistics; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine and the global response to such conflict; risks related to litigation; and cybersecurity threats, technology system failures and data security issues. Additional factors that could cause results to differ materially from those described above can be found in Riley Permian’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC and available from the Company’s website at www.rileypermian.com under the “Investor” tab, and in other documents the Company files with the SEC.

The forward-looking statements in this press release are made as of the date hereof and are based on information available at that time. The Company does not undertake, and expressly disclaims, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

Exhibit 99.1
Cautionary Statement Regarding Guidance
The estimates and guidance presented in this release are based on assumptions of current and future capital expenditure levels, prices for oil, natural gas and NGLs, available liquidity, indications of supply and demand for oil, well results, and operating costs. The guidance provided in this release does not constitute any form of guarantee or assurance that the matters indicated will be achieved. While we believe these estimates and the assumptions on which they are based are reasonable as of the date on which they are made, they are inherently uncertain and are subject to, among other things, significant business, economic, operational, and regulatory risks, and uncertainties, some of which are not known as of the date of the statement. Guidance and estimates, and the assumptions on which they are based, are subject to material revision. Actual results may differ materially from estimates and guidance. Please read the "Cautionary Statement Regarding Forward Looking Information" section above, as well as "Risk Factors" in our annual report on Form 10-K and our quarterly reports on Form 10-Q, which are incorporated herein.

Source: Riley Exploration Permian, Inc.

Exhibit 99.1

RILEY EXPLORATION PERMIAN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
	(Unaudited)
	March 31, 2023	December 31, 2022
	(In thousands, except share amounts)
Assets
Current Assets:
Cash and cash equivalents	$2,275	$13,301
Accounts receivable	24,640	25,551
Prepaid expenses and other current assets	2,242	3,236
Inventory	7,892	8,886
Current derivative assets	1,637	20
Total current assets	38,686	50,994
Oil and natural gas properties, net (successful efforts)	472,722	440,102
Other property and equipment, net	20,012	20,023
Non-current derivative assets	939	—
Funds held in escrow	33,000	—
Other non-current assets, net	9,784	4,175
Total Assets	$575,143	$515,294
Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$17,002	$3,939
Accounts payable - related parties	348	324
Accrued liabilities	21,518	35,582
Revenue payable	19,361	17,750
Current derivative liabilities	8,019	16,472
Other current liabilities	5,382	2,238
Total Current Liabilities	71,630	76,305
Non-current derivative liabilities	178	12
Asset retirement obligations	2,860	2,724
Revolving credit facility	89,000	56,000
Deferred tax liabilities	51,039	45,756
Other non-current liabilities	964	1,051
Total Liabilities	215,671	181,848
Commitments and Contingencies
Shareholders' Equity:
Preferred stock, $0.0001 par value, 25,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 240,000,000 shares authorized; 20,169,434 and 20,160,980 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	20	20
Additional paid-in capital	275,669	274,643
Retained earnings	83,783	58,783
Total Shareholders' Equity	359,472	333,446
Total Liabilities and Shareholders' Equity	$575,143	$515,294

Exhibit 99.1

RILEY EXPLORATION PERMIAN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended March 31,
	2023	2022
	(In thousands)
Revenues:
Oil and natural gas sales, net	$66,412	$66,645
Contract services - related parties	600	600
Total Revenues	67,012	67,245
Costs and Expenses:
Lease operating expenses	8,875	6,830
Production and ad valorem taxes	4,110	3,502
Exploration costs	332	1,498
Depletion, depreciation, amortization and accretion	9,083	6,633
General and administrative:
Administrative costs	5,467	4,014
Share-based compensation expense	1,114	1,017
Cost of contract services - related parties	110	85
Transaction costs	1,887	2,638
Total Costs and Expenses	30,978	26,217
Income From Operations	36,034	41,028
Other Income (Expense):
Interest expense, net	(1,016)	(678)
Gain (loss) on derivatives	5,755	(49,632)
Loss from equity method investment	(232)	—
Total Other Income (Expense)	4,507	(50,310)
Net Income (Loss) From Operations Before Income Taxes	40,541	(9,282)
Income tax (expense) benefit	(8,690)	2,114
Net Income (Loss)	$31,851	$(7,168)

Exhibit 99.1

RILEY EXPLORATION PERMIAN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended March 31,
	2023	2022
	(In thousands)
Cash Flows from Operating Activities:
Net income (loss)	$31,851	$(7,168)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Oil and gas lease expirations	332	1,465
Depletion, depreciation, amortization and accretion	9,083	6,633
(Gain) loss on derivatives	(5,755)	49,632
Settlements on derivative contracts	(5,088)	(18,375)
Share-based compensation expense	1,260	1,017
Deferred income tax expense	5,283	(2,893)
Other	424	191
Changes in operating assets and liabilities	(4,420)	(507)
Net Cash Provided by Operating Activities	32,970	29,995
Cash Flows from Investing Activities:
Additions to oil and natural gas properties	(34,986)	(10,171)
Contributions to equity method investment	(1,840)	—
Funds held in escrow	(33,000)	—
Additions to other property and equipment	(109)	(28)
Net Cash Used in Investing Activities	(69,935)	(10,199)
Cash Flows from Financing Activities:
Deferred financing costs	(49)	(25)
Proceeds from revolving credit facility	33,000	3,000
Repayments under revolving credit facility	—	(5,000)
Payment of common share dividends	(6,778)	(6,140)
Common stock repurchased for tax withholding	(234)	(339)
Net Cash Provided by (Used in) Financing Activities	25,939	(8,504)
Net Increase (Decrease) in Cash and Cash Equivalents	(11,026)	11,292
Cash and Cash Equivalents Cash, Beginning of Period	13,301	8,317
Cash and Cash Equivalents Cash, End of Period	$2,275	$19,609

Exhibit 99.1
OIL, NATURAL GAS AND NGL RESERVES
The Company prepared estimates of reserves using an average price equal to the unweighted arithmetic average of the first day of each month within the 12-month period ended March 31, 2023 of $89.41 per Bbl for oil and $5.67 per Mcf for gas in accordance with SEC guidelines. The Company also prepared estimates of proved reserves as of March 31, 2023 using NYMEX pricing. Netherland, Sewell & Associates, Inc. (“NSAI”) is the Company’s third-party reservoir engineer, which prepares estimates of the Company's proved reserves annually as of its year-end, in accordance with the rules and regulations of the SEC. NSAI has not reviewed our proved reserves at March 31, 2023 using SEC or NYMEX pricing. A summary of these internal estimates as of March 31, 2023 is presented below.

	SEC Pricing		NYMEX Pricing(1)
Reserves as of March 31, 2023	Proved Developed Reserves	Total Proved Reserves	Proved Developed Reserves	Total Proved Reserves
Oil (MBbls)	32,228	50,296	30,616	47,397
Natural gas (MMcf)	67,018	92,401	63,563	86,632
Natural gas liquids (MBbls)	11,014	15,620	10,482	14,672
Total (MBoe)	54,413	81,316	51,692	76,508
PV-10(2) (in thousands)	$1,055,127	$1,414,626	$680,842	$821,060
___________________
(1)See table below for the NYMEX pricing used to prepare internal reserve estimates.

	Oil	Natural Gas
	($ per Bbl)	($ per Mcf)
April-December 2023	$78.56	$2.64
Calendar year 2024	$72.87	$3.55
Calendar year 2025	$68.05	$4.19
Calendar year 2026	$64.39	$4.25
Calendar year 2027	$61.40	$4.23
After 2027	$60.22	$4.83
(2)A non-GAAP financial measure as defined and reconciled in the supplemental financial tables available on the Company’s website at www.rileypermian.com.

Exhibit 99.1
OIL, NATURAL GAS AND NGL RESERVES, Continued
NSAI prepared the estimates of the Company's proved reserves as of December 31, 2022, in accordance with the rules and regulations of the SEC using an average price equal to the unweighted arithmetic average of the first day of each month within the 12-month period ended December 31, 2022 of $94.14 per Bbl for oil and $6.36 per Mcf for natural gas. The Company prepared estimates of proved reserves as of December 31, 2022 using NYMEX pricing, which were not reviewed by NSAI. The table below presents a summary of our proved reserves as of December 31, 2022.

	SEC Pricing		NYMEX Pricing(1)
Reserves as of December 31, 2022	Proved Developed Reserves	Total Proved Reserves	Proved Developed Reserves	Total Proved Reserves
Oil (MBbls)	29,632	48,882	28,270	45,151
Natural gas (MMcf)	59,314	86,018	56,492	79,762
Natural gas liquids (MBbls)	9,604	14,454	9,170	13,393
Total (MBoe)	49,122	77,673	46,855	71,838
PV-10(2) (in thousands)	$1,010,251	$1,401,148	$652,817	$802,174
___________________
(1)See table below for the NYMEX pricing used to prepare internal reserve estimates.

	Oil	Natural Gas
	($ per Bbl)	($ per Mcf)
Calendar year 2023	$79.07	$4.24
Calendar year 2024	$73.89	$4.27
Calendar year 2025	$69.77	$4.39
Calendar year 2026	$66.55	$4.46
Calendar year 2027	$63.87	$4.50
After 2027	$63.87	$4.50
(2)A non-GAAP financial measure as defined and reconciled in the supplemental financial tables available on the Company’s website at www.rileypermian.com.

Reserve estimates above do not include any value for probable or possible reserves that may exist, nor do they include any value for undeveloped acreage. The reserve estimates represent our net revenue interest in our properties, all of which are located within the continental United States. NYMEX pricing does not comport with the reporting requirements of the SEC and should not be used as a substitute for or compared with estimates of proved reserves using SEC pricing.

Exhibit 99.1

DERIVATIVE CONTRACTS
The following table summarizes the open financial derivatives as of May 5, 2023, related to oil and natural gas production. As discussed above, the Company closed on the New Mexico Acquisition in April 2023. In conjunction, the Company added to its open derivative contracts.

		Weighted Average Price
Period (1)	Notional Volume	Fixed	Put	Call
		($ per unit)
Oil Swaps (Bbl)
Q2 2023	498,000	$67.32	$—	$—
Q3 2023	407,000	$67.97	$—	$—
Q4 2023	347,000	$67.68	$—	$—
2024	420,000	$71.77	$—	$—

Oil Collars (Bbl)
Q2 2023	300,000	$—	$71.50	$88.98
Q3 2023	330,000	$—	$68.64	$88.85
Q4 2023	330,000	$—	$68.64	$88.85
2024	1,621,000	$—	$61.12	$84.39
2025	423,000	$—	$60.00	$77.23

Natural Gas Swaps (MMBtu)
Q2 2023	450,000	$2.60	$—	$—
Q3 2023	450,000	$2.60	$—	$—
Q4 2023	400,000	$3.23	$—	$—
2024	1,500,000	$3.43	$—	$—
2025	375,000	$4.05	$—	$—

Natural Gas Collars (MMBtu)
Q2 2023	300,000	$—	$2.55	$3.20
Q3 2023	300,000	$—	$2.55	$3.20
Q4 2023	300,000	$—	$3.12	$4.07
2024	1,065,000	$—	$3.19	$4.14
2025	255,000	$—	$3.65	$4.95

Oil Basis (Bbl)
Q2 2023	360,000	$1.28	$—	$—
Q3 2023	360,000	$1.28	$—	$—
Q4 2023	360,000	$1.28	$—	$—
2024	960,000	$0.87	$—	$—

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(1)Q2 2023 derivative positions shown include April and May 2023 contracts, some of which have settled as of May 5, 2023.

In April 2023, the Company entered into interest rate swaps for $80 million notional at an average fixed rate on the adjusted term secured overnight financing rate of 3.09% for the period April 2024 through April 2026.